SETTLEMENT AGREEMENT

This Settlement ("Agreement") is made and entered into by and between GILDAN ACTIVEWEAR S.R.I., a Barbados corporation (“Gildan”) and NEXT MARKETING, INC., a Delaware corporation ("Next").

WHEREAS, Next is indebted to Gildan in connection with certain trade credit extended by Gildan to Next in connection with Next's purchase of certain products from Gildan;

WHEREAS, Next has advised Gildan that Next has entered into an agreement with T-Shirt International, Inc., a West Virginia corporation (the "Buyer"), pursuant to which Next will sell, transfer and assign to Buyer substantially all of its assets (the "Transaction");

WHEREAS, Gildan acknowledges that upon the consummation of the Transaction, the business and affairs of Next will be wound down and its assets will be liquidated and distributed in accordance with its plan of liquidation and dissolution (the "Plan of Liquidation"); and

WHEREAS, Gildan would be willing to forbear from pursuing its right on its  outstanding invoices listed on the summary attached hereto as Exhibit A in the amount of $3,96,914.32 (the “Gildan Claim”) on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.

Payment.  Gildan shall have received $99,228.58 of the Gildan Claim, in one lump sum payment by wire transfer on or before October 15, 2010 (the “Payment”)

2.

Release. (a) Gildan, shall be deemed to have released Next from all claims from any and all claims that they now have or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against Next and any of its subsidiaries, affiliates, successors, assigns, officers, directors, employees, agents, lawyers and other representatives, existing on or prior to the date of this Agreement relating to the remaining portion of the Gildan Claim, effective upon, but only upon, the expiration of 91 days from the date of transfer of the Payment to Gildan, if during such period no proceeding in the nature of bankruptcy, reorganization or receivership has been commenced by or against Next, under either state or federal law.

(a)

In consideration of the forbearance provided for herein, Next shall be deemed to have released Gildan from any and all claims that they now have or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against Gildan and any of its subsidiaries, affiliates, successors, assigns, officers, directors, employees, agents, lawyers and other representatives, existing on or prior to the date of this Agreement.

(c)

In the event that the Payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Gildan in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, liquidation, reorganization, receivership, or otherwise (collectively, a “Preference”), then the obligation of Next to pay in full the Gildan Claim shall be revived and continued in full force and effect as if such Payment had not been made or such set off had not occurred.

(d)

In the event that the Payment is deemed to be Preference, Gildan specifically reserves all of its rights and remedies under applicable law to pursue all of the obligations under the Gildan Claim.  No delay by Gildan in exercising any of its rights or remedies shall operate as a waiver of any such rights or remedies.  All rights and remedies available to Gildan shall be cumulative and may be exercised separately, successively or concurrently at the sole discretion of the Gildan.

3.

Miscellaneous.

(a)

Entire Agreement.  This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

(b)

Counterparts.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(c)

Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

(d)

Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and successors and assigns.

(e)

Modification, Amendment, Waiver or Termination.  This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate.

(f)

Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this agreement shall be governed by the internal laws of the State of Indiana, without giving effect to any choice of law provisions thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Release as of this 28th day of September, 2010.

Gildan Activewear S.R.I..

By:_/s/ Gilles Leger

Name: Gilles Leger

Title: Vice President Finance

Next Marketing, Inc.

By:/s/ Robert M. Budd

Name: Robert M. Budd

Title: President and Chief Executive Officer

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